Exhibit 10.12

October 31, 2014

Michael F. Rooney
159 Kensington Oval
New Rochelle, New York 10805

Dear Michael:

Congratulations! On behalf of Tribune Publishing Company, I am pleased to extend you a conditional offer of full time at will employment as the Executive Vice President, Chief Revenue Officer at Tribune Publishing Company. In this position, you will report to Jack Griffin, Chief Executive Officer. We are very excited to have you join the Tribune Publishing team!

The principal terms of your initial employment under this offer are as follows:

Start Date:	Your employment will begin on November 10, 2014.

Compensation:	Your base compensation will be $600,000 annually less applicable withholdings and deductions. At this time, Tribune Publishing Company pays on a biweekly basis.

Management	You will be eligible to participate in a management incentive plan/sales incentive

Incentive	plan commencing with the 2015 fiscal year. Under these discretionary plans,

Opportunity:	your initial total targeted bonus potential will be 133% of your annual salary and any such award(s) may be based on company and individual performance.

Equity:
On or shortly following your start date, you will be granted restricted stock units and stock options with a targeted total value of $500,000, subject to the approval of the Compensation Committee of Tribune Publishing Company’s Board of Directors. Such initial grants will vest over a four year period with 25% vesting on each annual anniversary of the grant date.

Paid Time Off:
You will annually accrue 28 days of vacation, pro-rated for the remainder of this calendar year, to be scheduled and taken in accordance with Tribune Publishing Company’s vacation policy. To the extent that the Company changes its vacation policy, for example, from a fixed vacation period to an unlimited vacation period, your vacation entitlement shall be subject to the new policy as of the date that the policy comes into effect.

Michael Rooney
October 31, 2014

Benefits:
Tribune Publishing Company provides its employees a competitive benefits package, including medical, dental, life, disability, personal accident insurance and reimbursement accounts. Provided along with this letter is a link to a detailed summary of eligible benefits for full-time employees of Tribune Publishing Company. You may contact our Benefits Service Center at 800.872.2222 with any questions pertaining to the benefits package. Your benefits will begin on the first day of the month following your date of hire. Please note the Company reserves the right to change the benefits program at any time.

Consistent with our standard practice, this offer of employment is contingent upon your completion of an Employment Eligibility Identification Form (I-9) within your first three days of your employment, as well as the verification of all information relevant to your application for employment with the Company.

I hope this letter confirms the principal points of interest to you, but stress that it does not contain all terms and conditions of employment, nor does it constitute a contract of employment or a commitment to employ you for a specific term of employment or on any specific terms. Naturally, your employment will be based on mutual consent between Tribune Publishing Company and yourself, and can be terminated at any time, for any reason, by either the company or yourself, with or without cause and with or without prior notice.

If you find this offer satisfactory, please acknowledge your acceptance by signing and returning this offer letter to Jon De Young at jdeyoung@tribpub.com or FAX to his attention at 312-222-2431. Your signature will confirm your agreement to the terms of this letter.

I look forward to having you join Tribune Publishing Company and have every expectation that we will find this association to be mutually rewarding. If you have any questions, please feel free to contact me directly.

Sincerely,

Jack Griffin
Tribune Publishing Company

AGREED TO AND ACCEPTED BY: ______/s/ Michael Rooney_______ DATE: 10/31/14
Michael Rooney